Exhibit 11

Statements re: Computation of Earnings per Share
Brenton Banks, Inc.


                               Six Months Ended            Three Months Ended
                                  June 30,                      June 30,
                              1998         1997            1998          1997
                             _____         ____           ______        ______

Basic EPS Computation
   Numerator:
     Net income              $ 9,714,540    8,608,306      4,995,562    4,406,950
                              ==========   ==========     ==========   ==========

   Denominator:
     Average common shares
       outstanding            19,063,481   19,366,446     18,994,772   19,254,290
                              ==========   ==========     ==========   ==========

   Basic EPS                 $      0.51  $      0.45    $      0.26  $      0.23
                              ==========   ==========     ==========   ==========

Diluted EPS Computation
   Numerator:
     Net income              $ 9,714,540    8,608,306      4,995,562    4,406,950
                              ==========   ==========     ==========   ==========

   Denominator:
     Average common shares
       outstanding            19,063,481   19,366,446     18,994,772   19,254,290
     Average stock options       411,284      299,937        411,284      299,937
     Average long-term stock
       compensation plan               0      182,523              0      182,523
                              __________   __________     __________   __________
                              19,474,765   19,848,906     19,406,056   19,736,750
                              ==========   ==========     ==========   ==========

   Diluted EPS               $      0.50  $      0.43    $      0.26  $      0.22
                              ==========   ==========     ==========   ==========

Note:  Amounts are restated for the 2-for-1 stock split effective February 1998 and the 10% common stock dividend effective in June 1998.